Exhibit 10.3

LIMITED GUARANTEE

OF

WARBURG PINCUS PRIVATE EQUITY IX, L.P.

Limited Guarantee, dated as of April 3, 2007 (this “Limited Guarantee”), is made by Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (the “Guarantor”), in favor of Marshall & Ilsley Corporation, a Wisconsin corporation (“MI Corporation”), and Metavante Holding Company, a Wisconsin corporation and, as of the date hereof, a wholly-owned subsidiary of MI Corporation (“MVT Holding” and together with MI Corporation, the “Guaranteed Parties”).

1. GUARANTEE. To induce the Guaranteed Parties to enter into the Investment Agreement, dated as of April 3, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Investment Agreement”; capitalized terms used and not defined herein shall have the meanings set forth in the Investment Agreement), among MI Corporation, MVT Holding, Metavante Corporation, a Wisconsin corporation and, as of the date hereof, a wholly-owned subsidiary of MI Corporation (“MVT Corp.”), Montana Merger Sub Inc., a Wisconsin corporation and, as of the date hereof, a wholly-owned subsidiary of MVT Holding, and WPM, L.P., a Delaware limited partnership (“Investor”), pursuant to which Investor will acquire certain outstanding shares of Class A common stock, par value $0.01 per share, of MVT Holding, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Parties, the due and punctual observance, performance and discharge of all payment obligations of Investor under the Investment Agreement (the “Obligations”); provided, that, notwithstanding anything to the contrary set forth herein or in any related document or agreement, in no event shall Guarantor’s maximum aggregate liability under this Limited Guarantee exceed the sum of (a) seventy-five million dollars ($75,000,000) plus (b) the amount, if any, for which Guarantor may be liable under Section 5, up to (i) two million dollars ($2,000,000) minus (ii) the amount of any Obligations consisting of expense claims under Section 8.2(i) of the Investment Agreement that have been paid or are included within the $75,000,000 amount specified in clause (a) of Section 1 of this Limited Guarantee (such sum, the “Cap”), it being understood that this Limited Guarantee may not be enforced without giving effect to the Cap. In furtherance of the foregoing, but subject in all events to the terms hereof, the Guarantor acknowledges that each Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the Obligations, subject in each case to the Cap.

2. NATURE OF GUARANTEE. The Guaranteed Parties shall not be obligated to file any claim relating to any Obligations in the event that Investor becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Parties to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Parties in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Obligations as if such payment had not been made. This is an unconditional guarantee of payment and not of collectibility.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.

The Guarantor agrees that the Guaranteed Parties may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any Obligation, and may also make any agreement with Investor or with any other party to, or any Person liable for, the Obligations with respect to the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Parties, on the one hand, and Investor or any such other Person, on the other hand, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee (except that insofar as any such extension, renewal, payment, compromise, discharge, release or modification alters Investor’s Obligations Guarantor’s obligations hereunder shall be altered pro tanto). The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Guaranteed Parties to assert any claim or demand or to enforce any right or remedy against Investor or any other Person primarily or secondarily liable with respect to any of the Obligations; (b) any change in the time, place or manner of payment of any Obligation or any rescission, waiver, compromise, consolidation or other amendment or modification of any terms or provisions of the Investment Agreement, or any other agreement evidencing, securing or otherwise executed in connection with any Obligation (except that insofar as any such change, rescission, waiver, compromise, consolidation or other amendment or modification alters Investor’s Obligations, Guarantor’s obligations hereunder shall be altered pro tanto); (c) any change in the legal existence, structure or ownership of Investor or any other Person primarily or secondarily liable with respect to any of the Obligations; (d) the addition, substitution or release of any Person primarily or secondarily liable with respect to any Obligation; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Investor or any other Person primarily or secondarily liable with respect to any of the Obligations; (f) subject to the third to last sentence of this Section 3, any lack of validity or enforceability of the Obligations or the Investment Agreement or any agreement or instrument related thereto; (g) the existence of any claim, set-off or other rights which the Guarantor may have at any time against Investor, whether in connection with any Obligation or otherwise; (h) the adequacy of any means the Guaranteed Parties may have of obtaining payment or repayment of any Obligation; (i) subject to the third to last sentence of this Section 3, any other act or omission to act or delay of any kind by the Guaranteed Parties or any other Person or any other circumstance, in each case, which might, but for this Section 3, constitute a legal or equitable discharge or release of the Guarantor’s obligations hereunder, or which might in any manner or to any extent vary the risk of the Guarantor, all of which may be done without notice to the Guarantor (without hereby waiving any requirement of notice that may exist under the Investment Agreement or any other Transaction Agreement); or (j) any other event or circumstance, whether similar or dissimilar to the foregoing, that would otherwise constitute a suretyship defense. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Parties. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of any Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Obligation and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium or other similar laws now or hereafter in effect, any right to require the marshalling of assets of Investor or any other Person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally

(without hereby waiving any requirement of notice pursuant to Section 9.2(c) of the Investment Agreement). Notwithstanding the foregoing or any other provision herein to the contrary, Guarantor shall have the right to assert as defenses to its obligations hereunder fraud or willful misconduct by the Guaranteed Parties, defenses to the payment of the Obligations that are available to Investor under the Investment Agreement or a breach by the Guaranteed Parties of this Limited Guarantee, and the Guarantor agrees that to the extent Investor is relieved of its obligations under the terms of the Investment Agreement the Guarantor shall be similarly relieved of its obligations hereunder. The Guarantor acknowledges that it will receive substantial direct and indirect benefits and other consideration from the transactions contemplated by the Investment Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits and after the advice of outside legal counsel. The Guaranteed Parties hereby covenant and agree that they shall not institute, and shall cause their Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Investment Agreement or the transactions contemplated thereby, against Guarantor or any Guarantor Affiliate except for claims against the Guarantor under this Limited Guarantee, except that a claim may be brought under the third to last sentence of Section 6.3 of the Investment Agreement for specific performance of the confidentiality obligation set forth therein.

4. NO SUBROGATION. The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Investor or any other Person primarily or secondarily liable with respect to any of the Obligations that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Parties against any other Person primarily or secondarily liable with respect to any of the Obligations (it being understood and agreed that the provisions of this Guarantee preclude the assertion by the Company of any such claim or remedy against Investor or any Guarantor Affiliate, as defined below), whether such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Investor or any other Person primarily or secondarily liable with respect to any of the Obligations, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, in each case unless and until all of the Obligations and all other amounts payable under this Limited Guarantee shall have been paid in full in cash up to the Cap. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence, such amount shall be received and held in trust for the benefit of the Guaranteed Parties, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Parties in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the amounts payable under this Limited Guarantee.

5. EXPENSES. The Guarantor agrees to pay all reasonable out-of-pocket expenses (including the reasonable fees and expenses of the Guaranteed Parties’ counsel) incurred by the Guaranteed Parties in connection with the successful enforcement of the rights of the Guaranteed Parties hereunder, up to an aggregate amount equal to (a) two million dollars ($2,000,000) minus (b) the amount of any Obligations consisting of expense claims under Section 8.2(i) of the Investment Agreement that have been paid or are included within the

$75,000,000 amount specified in clause (a) of Section 1 of this Limited Guarantee.

6. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Parties to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Parties of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Parties or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Parties at any time or from time to time.

7. REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:

(a) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary partnership action and do not contravene any provision of the Guarantor’s partnership agreement, or other organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or any of its assets;

(b) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(c) this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 10 hereof.

8. NO ASSIGNMENT. Neither the Guarantor nor the Guaranteed Parties may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Guaranteed Parties (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Guaranteed Parties).

9. NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) upon confirmation of receipt if delivered by telecopy or telefacsimile, (c) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (d) on the date received if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to MI Corporation, to:

Marshall & Ilsley Corporation
Milwaukee, WI 53202
770 N. Water Street
Fax: (414) 765-7899 (Fax)
	Attention:	Dennis J. Kuester Chairman and Chief Executive Officer
Randall J. Erickson Senior Vice President, General Counsel and Corporate Secretary

with a copy to (which shall not constitute notice):

Sidley Austin LLP
One S. Dearborn Street
Chicago, Illinois 60603
Fax: (312) 853-7036
	Attention:	Imad I. Qasim, Esq.
Pran Jha, Esq.

(b)	if to MVT Holding, to:

Metavante Holding Company
4900 West Brown Deer Rd.
Milwaukee, Wisconsin 53223
Fax: (414) 362-1705
	Attention:	Frank Martire Chief Executive Officer
Norrie J. Daroga Executive Vice President, Chief Risk Officer & Secretary

with a copy to (which shall not constitute notice):

Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-4497
Fax: (414) 978-8786
	Attention:	Patrick M. Ryan, Esq.

(c)	if to Guarantor, to:

WPM, L.P.
c/o Warburg Pincus & Co. 466 Lexington Avenue
New York, New York 10017
Fax: (212) 878-9351
	Attention:	James Neary

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Fax: (212) 403-2000
	Attention:	Andrew R. Brownstein, Esq. Igor Kirman, Esq.

10. CONTINUING GUARANTEE. This Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until all Obligations and all amounts payable under this Limited Guarantee have been indefeasibly paid in cash, observed, performed or satisfied in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earlier of (i) the Closing and (ii) the first anniversary of any termination of the Investment Agreement in accordance with its terms, except, in the case of clause (ii), that if the Guaranteed Parties have presented a claim for payment hereunder to either Investor or Guarantor by such first anniversary then this Limited Guarantee shall remain in effect as to such claim until such claim is paid or otherwise resolved. Notwithstanding the foregoing, in the event that the Company or any of its affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap or the provisions of Section 3 hereof preserving certain defenses of Guarantor or this Section 10 or Section 11 hereof are illegal, invalid or unenforceable in whole or in part, or asserts any theory of liability against Guarantor (other than its right to recover from Guarantor for up to the amount of the Obligations, subject to the Cap and the other limitations described herein), Investor or any other Guarantor Affiliate (as hereinafter defined) with respect to this Guarantee or the transactions contemplated by the Investment Agreement, then (i) the obligations of the Guarantor under this Guarantee shall terminate ab initio and be null and void, (ii) if the Guarantor has previously made any payments under this Guarantee, it shall be entitled to recover such payments, and (iii) neither the Guarantor nor Investor nor any of the other Guarantor Affiliates shall have any liability to the Company with respect to the transactions contemplated by the Investment Agreement or under this Guarantee.

11. NO RECOURSE. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that the Guarantor may be a partnership or limited liability company, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Parties acknowledge and agree that recourse against the Guarantor under this Limited Guarantee (subject to the Cap and the other limitations described herein) shall be the sole and exclusive remedy of the Guaranteed Parties and all of their Affiliates (which term as used herein with respect shall, for the avoidance of doubt, include, but not be limited to, MI Corporation, MVT Corporation, MVT Holding, Merger Sub and their respective Affiliates) against the Guarantor or the Investor or any current or future officer, agent, affiliate or employee of the Guarantor or the Investor, any current or future general or limited partner or stockholder of the Guarantor or the Investor or any affiliate thereof or any current or future director, officer, employee, affiliate or general or limited partner, stockholder or member of any of the foregoing (each, other than the Guarantor, a “Guarantor Affiliate”), in respect of any liabilities or obligations arising under, or in connection with, this Limited Guarantee or the Investment Agreement or the transactions contemplated thereby. Each Guaranteed Party hereby covenants and agrees that it shall not institute or join in, and it shall cause its Affiliates not to institute or join in, any proceeding or bring or join in any other claim arising under, or in connection with this Limited Guarantee or the Investment Agreement or the transactions contemplated thereby against the Guarantor or any Guarantor Affiliate except for claims against the Guarantor under this Limited Guarantee (subject to the Cap and the other limitations described herein). Each Guaranteed Party (for itself and its Affiliates) acknowledges and agrees that Investor has no assets and that no funds are expected to be contributed to Investor unless the Closing occurs. Each Guaranteed Party (for itself and its Affiliates) hereby covenants, agrees and acknowledges that no Person other than the Guarantor shall have any obligation under this Limited Guarantee and that no recourse under this Limited Guarantee shall be had against any Guarantor Affiliate whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any agreement, document, instrument, statute, regulation or other applicable law. Each Guaranteed Party further agrees (for itself and its Affiliates) that neither it nor any of its Affiliates have any right of recovery under this Limited Guarantee or the Investment Agreement or otherwise at law, in equity or under any agreement, instrument or document against any Guarantor Affiliate whether by piercing of the corporate veil, by a claim on behalf of Investor against the Guarantor or Investor’s stockholders or Affiliates, or otherwise, and all of such claims are hereby waived and released. Nothing set forth in this Limited Guarantee shall be construed to confer or give any Person (including any Person acting in a representative capacity) other than the Guaranteed Parties (or their successors or permitted assigns pursuant to Section 8) any rights or remedies against the Guarantor.

12. GOVERNING LAW. This Limited Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Eastern District of Wisconsin or any court of the State of Wisconsin located in such district in the event any dispute arises out of this Limited Guarantee or any of the transactions contemplated by this Limited Guarantee, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Limited Guarantee or any of the transactions contemplated by this Limited Guarantee in any court other than such courts sitting in the State of Wisconsin. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM

AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LIMITED GUARANTEE.

13. COUNTERPARTS. This Limited Guarantee may be executed and delivered (including facsimile transmission) in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

14. SEVERABILITY. Wherever possible, each provision of this Limited Guarantee shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Limited Guarantee shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Limited Guarantee.

15. HEADINGS. Section headings in this Limited Guarantee are for convenience of reference only and shall not govern the interpretation of any provision of this Limited Guarantee.

16. ENTIRE AGREEMENT. This Limited Guarantee contains the entire agreement of the Guarantor with respect to the matters set forth herein and supersedes all prior agreements and understandings, both written and oral, among Investor, the Guarantor and any of their Affiliates, on the one hand, and the Guaranteed Parties or any of their Affiliates, on the other.

17. NO THIRD PARTY BENEFICIARIES. This Limited Guarantee shall be binding upon and inure solely to the benefit of each party hereto, their successors and permitted assigns, and their respective Affiliates to the extent set forth herein, and nothing in this Limited Guarantee, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

WARBURG PINCUS PRIVATE EQUITY IX, L.P. By: Warburg Pincus IX LLC, its general partner By: Warburg Pincus Partners LLC, its sole member By: Warburg Pincus & Co., its managing member

By:	/s/ James Neary
Name: James Neary Title:

Accepted and Agreed to:

MARSHALL & ILSLEY CORPORATION

By:	/s/ Mark F. Furlong

Name:	Mark F. Furlong
Title:	President

METAVANTE HOLDING COMPANY

By:	/s/ Gregory A. Smith

Name:	Gregory A. Smith
Title:	President